UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2021

Montrose Environmental Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39394	46-4195044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1 Park Plaza, Suite 1000, Irvine, CA	92614
(Address of Principal Executive Offices)	(Zip Code)

(949) 988-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000004 par value per share	MEG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 27, 2021, Montrose Environmental Group, Inc. (the “Parent Borrower”), Montrose Environmental Group Ltd. (the “Canadian Borrower” and together with the Parent Borrower, each, a “Borrower” and collectively, the “Borrowers”), and the Guarantors (as defined below) entered into a credit agreement (the “Credit Agreement”) with the financial institution party thereto (collectively, the “Lenders” and individually each a “Lender”), Bank of the West (in its individual capacity, “Bank of the West”), as Administrative Agent, Swing Line Lender, L/C Issuer, Sole Bookrunner and Joint Lead Arranger and Capital One, National Association and BOFA Securities, Inc., each as Joint Lead Arranger, pursuant to which, among other things, the Lenders agreed to extend credit in the form of (a) term loans in an aggregate principal amount equal to US$175,000,000 and (b) a commitment to make revolving loans in an aggregate amount of up to US$125,000,000, of which up to US$10,000,000 of such revolving loan commitment may be used to make revolving loans in Canadian Dollars, Australian Dollars, Euros, Pounds Sterling and other alternative currencies to the Parent Borrower and up to US$10,000,000 of such revolving loan commitment may be used to make revolving loans in Canadian Dollars to the Canadian Borrower. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The proceeds of the term loans and $42 million in revolving loans drawn at closing were used to refinance the Parent Borrower’s existing senior secured indebtedness and to finance the fees, costs and expenses associated with the refinancing of such existing senior secured indebtedness and the incurrence of the indebtedness under the Credit Agreement. Parent Borrower may draw down revolving loans after the closing for working capital, capital expenditures and other general corporate purposes.

The Parent Borrower may incur incremental indebtedness, in the form of incremental term loans or increases to the revolving commitments, under the Credit Agreement from one or more incremental lenders, which may include the Lenders, in an aggregate incremental principal amount not to exceed US$150,000,000, subject to certain conditions set forth in the Credit Agreement. Any incremental lender may establish incremental loan commitments in its own discretion and no Lender is obligated to provide any such incremental commitment.

The payment of all amounts owing by the Borrowers under the Credit Agreement is guaranteed by certain subsidiaries of the Parent Borrower acting as guarantors (the “Guarantors”; the Guarantors, together with the Borrowers, the “Company”) and is secured by a pledge of all equity interests of the Guarantors and certain other subsidiaries of the Parent Borrower, as well as a lien on substantially all of the assets of the Guarantors, subject to certain exceptions.

The loans outstanding under the Credit Agreement bear interest at rates based upon, at the Borrowers’ option, the Eurocurrency Rate or the Base Rate; provided, that revolving loans denominated in Canadian Dollars, Euros, Pounds Sterling, Australian Dollars or other alternative currency are only available as Eurocurrency Rate Loans. Eurocurrency Rate Loans will bear interest at a per annum rate equal to the Eurocurrency Rate (a variable rate which can be no less than zero percent) plus the Applicable Rate (which is initially 2.00% but shall adjust based on a leverage-based pricing grid ranging from 2.50% to 1.50%). Base Rate Loans will bear interest at a per annum rate equal to the Base Rate (a variable rate which can be no less than 1.00%) plus the Applicable Rate (which is initially 1.00% but shall adjust based on a leverage-based pricing grid ranging from 1.50% to .50%). A commitment fee initially equal to 0.20% per annum and ranging from 0.15% per annum to 0.25% per annum, based upon a leverage-based pricing grid, is payable quarterly in arrears with respect to the average daily unused portion of the revolving loan commitments.

Additionally, the Borrowers can receive an interest rate adjustment of up to 0.05% under the Credit Agreement based on their performance against certain defined sustainability and environmental, social and governance related objectives. The Credit Agreement establishes benchmarks in four key areas, the first of which pertains to diversity and inclusion objectives of the Borrowers and the remaining benchmarks are directly related to the Borrowers’ environmental focus serving customers, including liters of water treated for PFAS, volume of methane leaks detected, and the amount of low-carbon intensity energy (MMBtu biogas) generated from waste.

The initial term loans must be repaid in installments in the amounts set forth below on the last day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2021, with final payment of all amounts outstanding, plus accrued and unpaid interest, becoming due on the maturity date, as described below. On the last day of each fiscal quarter, (i) starting with the fiscal quarter ending December 31, 2021 and through and including the fiscal quarter ending September 30, 2023, the Parent Borrower must pay installments equal to 1.25% of the original principal balance of the initial term loan (as adjusted for any prepayments made thereunder), (ii) starting with the fiscal quarter ending December 31, 2023 and through and including the fiscal quarter ending September 30, 2025, the Parent Borrower must pay installments equal to 1.875% of the original principal balance of the initial term loan (as adjusted for any prepayments made thereunder), and (iii) starting with the fiscal quarter ending December 31, 2025 and continuing until the fiscal quarter ending March 31, 2026, the Parent Borrower must pay installments equal to 2.50% of the original principal balance of the initial term loan (as adjusted for any prepayments made thereunder). All revolving borrowings shall be due and payable on the maturity date, as described below. The Borrowers may make voluntary prepayments of the loans from time to time without penalty, subject to customary breakage costs.

The Credit Agreement requires customary mandatory prepayments of the term loans and revolving loans and cash collateralization of letters of credit, subject to customary exceptions, including: (i) 100% of the proceeds of debt not permitted by the Credit Agreement, (ii) 100% of the proceeds of certain dispositions, subject to customary reinvestment rights, where applicable, and (iii) 100% of insurance or condemnation proceeds, subject to customary reinvestment rights, where applicable.

The Credit Agreement contains representations, warranties, covenants, events of default, and terms and conditions customary for transactions of this type. These include, but are not limited to, covenants limiting the Borrowers’ and each Subsidiary’s ability, subject to certain exceptions and baskets, to (i) incur indebtedness, (ii) incur liens on its assets, (iii) agree to any additional negative pledges, (iv) pay dividends or repurchase stock, (v) limit the ability of its subsidiaries to pay dividends or distribute assets, (vi) make investments, (vii) enter into any transaction of merger or consolidation, liquidate, wind-up or dissolve, or convey any part of its business, assets or property, or acquire the business, property or assets of another person, (vii) enter into sale and leaseback transactions, (viii) enter into certain transactions with affiliates, (ix) engage in any material line of business substantially different from those engaged on the closing date, (x) modify the terms of indebtedness subordinated to the loans incurred under the Credit Agreement, (xi) modify the terms of its organizational documents, (xii) change its fiscal year, and (xiii) use the proceeds of the loans under the Credit Agreement for certain purposes.

In addition, the Credit Agreement contains two financial maintenance covenants: (i) a Consolidated Total Leverage Ratio and (ii) a Consolidated Fixed Charge Coverage Ratio (collectively, the “Financial Covenants”). The Borrowers and Subsidiaries cannot permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter to be greater than (1) 4.25 to 1.0, beginning with the fiscal quarter ending June 30, 2021 through and including the fiscal quarter ending September 30, 2022, (2) 4.00 to 1.0, beginning with the fiscal quarter ending December 31, 2022 through and including the fiscal quarter ending September 30, 2023, and (3) 3.75 to 1.0, beginning with the fiscal quarter ending December 31, 2023 and each fiscal quarter thereafter; provided that, subject to certain requirements, the maximum Consolidated Total Leverage Ratio may be increased by 0.50:1.00, not to exceed 4.25:1.00, for a period of four consecutive fiscal quarters (the “Adjusted Covenant Period”) in connection with a Permitted Acquisition, or a series of Permitted Acquisitions within a 90-day period. The Company cannot permit the Consolidated Fixed Charge Coverage Ratio to be greater than 1.25 to 1.00 as of the end of any fiscal quarter, commencing with fiscal quarter ending June 30, 2021. The Financial Covenants are subject to customary cure provisions.

All amounts under the Credit Agreement will become due on the earlier of (i) in the case of the term loans funded at closing, April 27, 2026, and in the case of any incremental term loans, the maturity date specified in the related incremental term loan lender joinder agreement, (ii) in the case of any revolving loans, April 27, 2026 and (iii) in any case, the date on which the loans are declared to be due and owing by the Administrative Agent at the request (or with the consent) of the Required Lenders upon the occurrence of any event of default under the Credit Agreement (which request shall be deemed automatically made in the event of certain bankruptcy events).

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

Upon execution and funding of the Credit Agreement, the Company repaid all indebtedness under its existing $225.0 million senior secured credit facility dated April 13, 2020 by and among Parent Borrower, the subsidiaries of Parent Borrower party thereto, Capital One, National Association, as administrative agent, revolver agent, swing line lender, L/C issuer and the lenders party thereto (the “Former Credit Facility”), and terminated the Former Credit Facility. The Company was required to pay an early termination fee equal to $0.9 million in connection with the termination of the Former Credit Facility.

The foregoing description of the Former Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Former Credit Agreement, a copy of which was attached as Exhibit 10.2 to the Parent Borrower’s Form 10-K for the fiscal year ended December 31, 2020, and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated April 27, 2021 among Montrose Environmental Group, Inc., Montrose Environmental Group Ltd., the Guarantors (defined therein), each financial institution from time to time party thereto, Bank of the West, as Administrative Agent, Swing Line Lender, L/C Issuer, Sole Bookrunner and Joint Lead Arranger, and Capital One, National Association and BOFA Securities, Inc., each as Joint Lead Arranger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montrose Environmental Group, Inc.

/s/ Allan Dicks
Allan Dicks Chief Financial Officer

Date: April 29, 2021